Exhibit 10.13

SECOND AMENDED AND RESTATED STOCK OPTION PLAN FOR

DIRECTORS, EXECUTIVE OFFICERS, EMPLOYEES AND CONSULTANTS

OF THE LION ELECTRIC COMPANY

Effective as of ●, 2021

1.	Definitions

For the purposes hereof and unless the context otherwise requires:

“Black-Out Period” means a period of time when pursuant to any policies of the Corporation (including the Corporation’s insider trading policy), any securities of the Corporation may not be traded by certain persons designated by the Corporation;

“Board” means the board of directors of the Corporation;

“Business Day” means a day other than a Saturday, Sunday or statutory holiday, when banks are generally open for business in Montréal, Québec and New York, New York for the transaction of banking business;

“Change of Control” means (i) the sale of all or substantially all of the assets of the Corporation on a consolidated basis, in one transaction or a series of related transactions, to a person that is not a Subsidiary, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Corporation’s outstanding voting rights immediately prior to such transaction do not own a majority of the outstanding voting rights of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) any person or a group of persons acting jointly or in concert becoming the beneficial owner, directly or indirectly, of shares carrying at least a majority of the outstanding voting rights of the Corporation (other than Power Energy Corporation or any direct or indirect subsidiary thereof) or (iv) any other transaction in which the owners of the Corporation’s outstanding voting rights prior to such transaction do not own at least a majority of the outstanding voting rights of the Corporation or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Corporation or an internal corporate reorganization;

“Committee” has the meaning given thereto in Paragraph 3.1;

“Consultant” means any individual (other than a Director, an Executive Officer or an Employee) or corporation or other entity that (i) is engaged by the Corporation or a Subsidiary to provide services for an initial, renewable or extended period of 12 months or more, other than in relation to a distribution of securities, (ii) provides the services under a written contract with the Corporation or a Subsidiary, and (iii) spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary;

“Corporation” means The Lion Electric Company (formerly known as Lion Buses Inc.) or its successor;

“Director” means any individual who is a director of the Corporation or a Subsidiary;

“Effective Date” means [●], 2021;

“Employee” any individual who is an employee of the Corporation or a Subsidiary;

“Executive Officer” means any individual who is (i) a chair, vice-chair or president of the Corporation or a Subsidiary, (ii) a vice-president in charge of a principal business unit, division or function (including sales, finance or production) of the Corporation or a Subsidiary, or (iii) performing a policy-making function in respect of the Corporation or a Subsidiary;

“Exercise Price” has the meaning given thereto in Paragraph 6;

“Insider” means a “reporting insider” as defined in National Instrument 55-104 –Insider Reporting Requirements and Exemptions and includes associates (as such term is defined in National Instrument 45-106 – Prospectus Exemptions and affiliates (as such term is defined in Part 1 of the TSX Company Manual) of such “reporting insider”;

“Last Working Day” means the Employee’s last day of work for the Corporation or a Subsidiary, excluding any period representing pay in lieu of notice, severance pay, gratuitous payment or any other indemnity, amount or notice whatsoever on account of termination of employment;

“Option” means an option granted under the Plan;

“Option Period” has the meaning given thereto in Paragraph 8.1;

“Optionee” means a Director, Executive Officer, Employee or Consultant to whom an Option has been granted under the Plan;

“Permanent Disability” means that the Optionee has ceased to be an Employee as a result of a permanent physical or mental disability or disease or illness preventing the Optionee from performing his or her usual duties and tasks for the Corporation or a Subsidiary;

“Original Plan” has the meaning given thereto in Paragraph 2.1;

“Plan” means this Second Amended and Restated Stock Option Plan for Directors, Executive Officers, Employees and Consultants of the Corporation and its Subsidiaries, as same may be further amended or amended and restated from time to time in accordance with its terms;

“Retirement” means that the Optionee has ceased to be an Employee, provided that: (i) the Board reasonably determines that the Optionee’s cessation of employment qualifies as retirement, and (ii) following the cessation of employment, the Optionee is either no longer gainfully employed or pursues activities in a business that is not a direct competitor of the Corporation, as determined by the Board;

“Share Compensation Arrangement” means a stock option, stock option plan, employee stock purchase plan, long-term incentive plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to one or more Employees, Directors, Executive Officers, Insiders or Consultants, including a Share purchase from treasury by an Employee, Director, Executive Officer, Insider or Consultant which is financially assisted by the Corporation or a Subsidiary, by way of a loan, guarantee or otherwise;

“Shares” means common shares in the share capital of the Corporation, and includes any shares of the Corporation into which such shares may be changed, classified, reclassified, subdivided, consolidated or converted from time to time;

“Subsidiary” means any corporation or other entity in which the Corporation owns, directly or indirectly, securities carrying at least a majority of the outstanding voting rights of such corporation or other entity at the time of granting of the Option;

“Termination Event” means each of the events described in Paragraphs 8.2.1 to 8.2.6;

“Transaction” has the meaning given thereto in Paragraph 2.2;

“TSX” means the Toronto Stock Exchange;

“Withholding Amount” has the meaning given thereto in Paragraph 10.1.

2.	Amendment, Restatement and Purpose of the Plan

2.1

On November 1, 2017, the Corporation created a stock option plan for Directors, Executive Officers, Employees and Consultants in order to secure for the Corporation and its shareholders the benefits of incentive interest in share ownership by Directors, Executive Officers, Employees and Consultants of the Corporation and its Subsidiaries, which stock option plan was amended and restated in accordance with its terms on December 11, 2019 (the “Original Plan”).

2.2

In connection with closing of the transactions contemplated by the business combination agreement and plan of reorganization dated November 30, 2020 among the Corporation, Lion Electric Merger Sub Inc. and Northern Genesis Acquisition Corp. (the “Transaction”), the Board wishes to amend and restate the Original Plan in accordance with the terms and conditions hereof, all of such amended and restated terms and conditions shall apply to all grants of Options under the Original Plan, this second amended and restated stock option plan being the “Plan” for the purposes hereof.

3.	Administration

3.1

The Plan is under the direction of the Board or any committee constituted from time to time with such powers and duties as may be delegated by the Board subject to applicable law (the “Committee”). The Board, in its sole discretion, shall have full and complete authority to administer and interpret the Plan and to prescribe such rules and regulations and make such other determinations as it deems necessary or useful for the administration of the Plan, including the power and authority:

3.1.1

to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option, which terms and conditions may differ among individual Option grants and Optionees;

3.1.2	to accelerate the vesting or exercisability of all or any portion of any Option; and

3.1.3	to make all determinations it deems advisable for the administration of the Plan, to decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Board or the Committee, as applicable, shall be binding on all persons, including the Corporation and the Optionees.

3.2

Neither any member of the Board or the Committee nor any delegate thereof shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee and any delegate thereof shall be entitled in all cases to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Corporation’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Corporation.

3.3

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other jurisdictions in which the Corporation and its Subsidiaries operate or have Directors, Executive Officers, Employees or Consultants, the Board, in its sole discretion, shall have the power and authority to:

3.3.1	modify the terms and conditions of any Option granted to Optionees outside of Canada to comply with applicable foreign laws; and

3.3.2

modify exercise procedures and other terms and procedures, to the extent the Board determines such actions to be necessary or advisable (and such modifications shall be attached to this Plan as addendums); provided, however, that no such modifications shall be deemed to increase the share limitations contained in Paragraph 4 hereof.

Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Options shall be granted, that would violate any applicable Canadian securities law or any other applicable Canadian governing statute or law.

3.4

No additional Options shall be granted under this Plan as of the Effective Date or following the Effective Date, but Options granted prior to the Effective Date and that are outstanding on the Effective Date shall continue in accordance with their terms.

4.	Shares Subject to the Plan and Limits with Respect to Insiders

4.1

The maximum number of Shares covered by granted Options under the terms of the Plan is [2,512,823] Shares (or, following closing of the Transaction (including a split of the Shares whereby each Share immediately prior to such share split will be converted into 4.1289 Shares), [10,375,194] Shares), which represents the Shares issuable upon exercise of Options outstanding as of the Effective Date. At all times, the Corporation will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Options granted prior to the Effective Date under the Plan.

4.2

The maximum number of Shares issuable from treasury to Optionees who are Insiders, at any time, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares issued and outstanding from time to time (calculated on a non-diluted basis).

4.3

The maximum number of Shares issued from treasury to Optionees who are Insiders, within any one-year period, under this Plan and any other proposed or established Share Compensation Arrangement, shall not exceed ten percent (10%) of the Shares issued and outstanding from time to time (calculated on a non-diluted basis).

4.4

Any Option granted pursuant to the Plan, or securities issued under any other Share Compensation Arrangement, prior to an Optionee becoming an Insider, shall be excluded from the purposes of the limits set out in Paragraph 4.2 and Paragraph 4.3.

5.	Grant of Options

No additional Options shall be granted under this Plan as of the Effective Date and following the Effective Date.

6.	Exercise Price

The exercise price for each Option (the “Exercise Price”) shall be established by the Board at the time of grant, but shall not be less than the fair market value of the Shares on the date of grant as determined by the Board in its sole discretion.

7.	Vesting of Options

Unless otherwise determined by the Board or the Committee, at its sole discretion, all Options granted to an Optionee under this Plan will vest in four equal annual instalments beginning on the first anniversary of the date of granting of the applicable Options to such Optionee.

8.	Option Period

8.1

Subject to Paragraph 8.2, notwithstanding any terms relating to the exercise of options contained in any notice of grant, option agreement or any similar agreement, once an Option has vested, it shall be exercisable during a period commencing on the applicable vesting date and terminating on the date that is ten (10) years after the date of the granting of the Option (the “Option Period”), provided that, notwithstanding any other provision of the Plan, should the expiration date for an Option fall within a Black-Out Period, such expiration date shall be automatically extended without any further act or formality to that date which is the tenth (10th) Business Day after the end of the Black-Out Period, such tenth (10th) Business Day to be considered the expiration date for such Option for all purposes under the Plan. Notwithstanding Article 14 hereof, the ten (10) Business Day period referred to in this Paragraph 8.1 may not be extended by the Board.

8.2	Notwithstanding Paragraph 8.1:

8.2.1

except as provided in Paragraph 8.2.4, if an Optionee resigns or voluntarily leaves his employment or engagement with the Corporation or a Subsidiary, all unvested Options shall be forfeited on the date that is his or her Last Working Day or the date of termination of the consulting contract, as applicable, and the Option Period of all vested Options shall terminate on the next following May 31 (i.e. if the Optionee resigns on February 1, 2020, the Option Period ends on May 31, 2020);

8.2.2	if an Optionee’s employment or consulting contract with the Corporation or a Subsidiary is terminated for cause, all vested and unvested Options shall be forfeited with immediate effect;

8.2.3

except as provided in Paragraph 8.2.4, if an Optionee’s employment or consulting contract with the Corporation or a Subsidiary is terminated other than for cause or death, all unvested Options shall be forfeited on the date that is his or her Last Working Day or the date of termination of the consulting contract, as applicable (except as otherwise expressly provided in the Optionee’s employment or consulting contract), and the Option Period of all vested Options shall terminate on the next following May 31 (or such later date as shall be expressly provided for in the Optionee’s employment or consulting contract);

8.2.4

if an Optionee ceases to be an Employee as a result of Retirement or Permanent Disability, all Options shall continue to vest in accordance with the vesting schedule specified for such Options and the Option Period shall remain unchanged, unless the cessation of employment ceases to qualify as a Retirement or Permanent Disability (in which case Paragraph 8.2.1, 8.2.3 or 8.2.6, as applicable, shall apply);

8.2.5

if an Optionee who is a Director and is not employed by the Corporation or a Subsidiary ceases to be a member of the Board for any reason other than death, all unvested Options shall be forfeited on the date of termination of Board service and the Option Period of all vested Options shall terminate on the next following May 31; and

8.2.6

if an Optionee ceases to be a Director, Executive Officer, Employee or Consultant by reason of death, all unvested Options shall vest immediately and the Option Period of all vested Options shall terminate on the next following May 31.

Notwithstanding the provisions above, the Board may, in its sole and absolute discretion, at any time prior to or following the events contemplated in those provisions and in any document evidencing the grant of an Option, permit the exercise of any or all Options held by the Optionee thereof in the manner and on the terms authorized by the Board, provided that (subject to an extension resulting from a Black-Out Period as contemplated in Paragraph 8.1) the Board will not, in any case, authorize the exercise of an Option pursuant to this Paragraph 8.2 in such a manner as to extend the Option Period beyond 10 years after the date of the granting of the Option.

Unless the Board, in its sole and absolute discretion, otherwise determines, at any time and from time to time, an Optionee’s entitlement to Options will not be affected by a change of employment within or among the Corporation or a Subsidiary for so long as the Optionee continues to be a Director, Executive Officer, Employee or Consultant, as applicable, of the Corporation or a Subsidiary.

8.3

In the context of a Termination Event, notwithstanding the provisions of Paragraph 9, Options that have vested are exercisable for Shares by notice in writing from the Optionee to the Corporation at any time until termination thereof in accordance with Paragraph 9, and the Optionee will be entitled to one exercise corresponding to up to 100% of the total number of vested Options held by such Optionee as at the time of the Termination Event. The Optionee shall pay the aggregate exercise price therefor and shall be issued the underlying Shares.

8.4	All rights conferred by an Option not exercised pursuant to Paragraph 8.3 prior to the termination of the Exercise Period in accordance with the Plan shall be forfeited.

9.	Exercise of Options

9.1

Each Optionee shall be required, when requested by the Corporation, to sign and deliver all such documents relating to the granting or exercise of Options which the Corporation deems necessary or desirable.

9.2

Each Option that has vested in accordance with the provisions of Paragraph 7 may be exercised from time to time during the Option Period, in accordance with the provisions of this Paragraph 9 and such rules and regulations as the Board may prescribe from time to time.

9.3

To exercise Options that have vested, an Optionee shall give the Corporation or its agent written notice indicating the number of vested Options the Optionee desires to exercise and payment of the aggregate Exercise Price therefor.

9.4

Upon notice in writing by an Optionee to the Corporation specifying that the Optionee desires to exercise his/her Options, including the particular details in respect of the number of Options exercised, an Optionee will be entitled to receive such number of Shares from the Corporation as soon as practicable after payment by the Optionee to the Corporation of the aggregate exercise price therefor in accordance with the Plan.

10.	Withholdings

10.1

The Corporation or any Subsidiary may withhold, or cause to be withheld, and deduct, or cause to be deducted, from any amount to be paid to the Optionee, any amount the Corporation or any Subsidiary is entitled or required to withhold or deduct on account of income taxes, social security charges or other deductions that may be required by any applicable law or by any Canadian, foreign, federal, provincial, territorial, state or local governmental authority in respect of (i) the grant, surrender or exercise of an Option, (ii) the issuance of Shares, or (iii) any other payment or benefit under the Plan (the “Withholding Amount”). Any Withholding Amount retained or received from the Optionee will be remitted to the appropriate governmental authority by the Corporation or a Subsidiary.

10.2

The Optionee accepts that the Corporation or any Subsidiary shall have the right to require payment by the Optionee of the Withholding Amount, and may take any means necessary to obtain payment from the Optionee thereof, including:

10.2.1	permitting the Optionee to pay to the Corporation, in addition to and concurrently with the Exercise Price, the Withholding Amount upon exercise of the Option; and/or

10.2.2	withholding the necessary amount from the Optionee’s cash remuneration payment or any other amounts owing by the Corporation to the Optionee following the exercise of the Option;

10.3

If the Corporation or any Subsidiary does not withhold an amount or require payment of an amount by an Optionee sufficient to satisfy all obligations referred to in 10.1, the Optionee shall forthwith make reimbursement, on demand, in cash, of any amount paid by the Corporation or any Subsidiary to a governmental authority to satisfy any such obligation.

11.	Non-Assignable

No Option or any interest therein shall be assignable or transferable by the Optionee other than by will or under the law of succession.

12.	Change of Control

12.1

In the event of a Change of Control, the Board shall have the right to terminate all outstanding vested Options upon giving the Optionees at least fifteen (15) days’ notice prior to the Change of Control and to terminate all outstanding unvested Options upon the Change of Control. Any vested Options that are subject to such notice shall be exercisable immediately prior to the Change of Control and any vested Options that are not so exercised shall terminate upon the Change of Control.

12.2

Except as otherwise set forth in any document evidencing a grant of any Option, in the event of any Change of Control transaction in which there is an acquiring or surviving entity, the Board may provide for substitute or replacement options of similar value from, or the assumption of outstanding Options by, the acquiring or surviving entity or one or more Affiliates of any such entity, any such substitution, replacement or assumption to be on such terms as the Board in good faith determines; provided, however, that in the event of a Change of Control transaction the Board may take, as to any outstanding Option, any one or more of the actions contemplated in Paragraphs 12.1 or 3.1.2, including the acceleration of the vesting of any such Options in the context of such transaction.

12.3

In addition to the foregoing, in the event of a Change of Control where the Board does not exercise its right of termination pursuant to Paragraph 12.1, the Optionees shall have the right to exercise any vested Options effective upon the Change of Control. Such right must be exercised by notice in writing from the Optionee to the Corporation no later than ten (10) days following notice of the Change of Control being sent to the Optionee.

13.	Effects of Alteration of Share Capital

In the event of any reorganization, change in the number of issued and outstanding Shares of the Corporation by reason of any stock dividend, stock split, reverse stock split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made by the Board in the number and/or kind of Shares subject to outstanding Options and in the Exercise Price of such outstanding Options. Such adjustment will be final, binding and conclusive on all parties.

14.	Amendment and Termination

14.1

The Board bears full responsibility with regard to the Plan, which includes, but is not limited to, the power and authority to amend, suspend or terminate the Plan, in whole or in part, or amend the terms and conditions of outstanding Options, provided that such amendment, suspension or termination shall not adversely alter or impair any Option previously granted (provided that the Board may at its discretion accelerate the vesting of any Option regardless of any adverse or potentially adverse tax consequences resulting from such acceleration).

14.2

The Plan will terminate on the date on which all Options issued under the Plan have either been exercised, cancelled or forfeited, or in such other circumstances as contemplated by the Plan or determined by the Board. In the event that the Board terminates the Plan, all Options granted to Optionees will become fully exercisable by the Optionees, unless the Board, in its sole discretion, determines otherwise.

14.3

Subject to Paragraph 14.1 and any applicable rules of a stock exchange, including the TSX, the Board may, from time to time, in its absolute discretion and without the approval of the shareholders of the Corporation make the following amendments to this Plan:

14.3.1	any amendment to the vesting provision, if applicable, or assignability provisions of the Options;

14.3.2	any amendment to the expiration date of an Option that does not extend the term of the Option past the original date of expiration of such Option;

14.3.3	any amendment regarding the effect of termination of an Optionee’s employment or engagement;

14.3.4	any amendment which accelerates the date on which any Option may be exercised or payable, as applicable, under the Plan;

14.3.5

any amendment to the definition of Employee, Executive Officer, Director of Consultant under the Plan (it being understood that, as applicable, any amendment aimed at expanding the scope of persons that may be eligible under the Plan will not be made without obtaining the approval of the shareholders of the Corporation as may be required under the rules of any stock exchange on which the Shares are listed at the applicable time);

14.3.6	any amendment necessary to comply with applicable law or the requirements of the TSX or any other regulatory body;

14.3.7

any amendment of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Plan, correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan, correct any grammatical or typographical errors or amend the definitions in the Plan;

14.3.8	any amendment regarding the administration of the Plan;

14.3.9	any amendment to add a cashless exercise feature or net exercise procedure;

14.3.10	any amendment to add a form of financial assistance or clawback;

14.3.11

any reduction in the Exercise Price of an Option or any cancellation and replacement of such Option with an Option with a lower Exercise Price, to the extent such reduction or replacement does not benefit an Insider; and

14.3.12	any other amendment that does not require the approval of the holders of Shares under Paragraph 14.4.

14.4	Notwithstanding Paragraph 14.3, the Board shall be required to obtain shareholder approval to make the following amendments:

14.4.1	any increase to the maximum number of Shares issuable pursuant to the Plan;

14.4.2

except in the case of an adjustment pursuant to Article 13, any reduction in the Exercise Price of an Option or any cancellation and replacement of such Option with an Option with a lower Exercise Price, to the extent such reduction or replacement benefits an Insider;

14.4.3	any extension of the term of an Option beyond the original expiry date, to the extent such amendment benefits an Insider;

14.4.4	any amendment which increases the maximum number of Shares that may be issuable to Insiders at any time pursuant to the Insider participation limit; and

14.4.5	any amendment to the amendment provisions of the Plan;

provided that Shares held directly or indirectly by Insiders benefiting from the amendments shall be excluded when obtaining such shareholder approval.

15.	Final Provisions

15.1

The Corporation’s obligation to issue Shares upon the exercise of Options is subject to any applicable legal or contractual restrictions, including financial ratios and covenants in applicable instruments and agreements with the Corporation’s lenders, the laws and regulations in respect of the issuance or distribution of securities and with the rules of any applicable stock exchange. Each Optionee acknowledges the potential application of any such legal or contractual restrictions and agrees to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

15.2

The participation in the Plan of a Director, Executive Officer, Employee or Consultant shall be entirely optional and shall not be interpreted as conferring upon a Director, Executive Officer, Employee or Consultant any right or privilege whatsoever, except for the rights and privileges set out expressly in the Plan. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of the Corporation to terminate the employment of an Executive Officer or Employee or to terminate the consulting contract with a Consultant at any time.

15.3

The existence of any Options does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Paragraph 16.3 would have an adverse effect on this Plan or any Option granted hereunder.

15.4

No Director, Executive Officer, Employee or Consultant to whom Options have been granted acquires an automatic right to be granted one or more Options under the terms of the Plan by reason of any previous grants of Options under the Plan.

15.5	The Plan does not provide for any guarantee in respect of any loss or profit which may result from fluctuations in the market value of the Shares.

15.6

The Corporation shall assume no responsibility as regards the tax consequences that participation in the Plan will have for a Director, Executive Officer, Employee or Consultant, and such persons are urged to consult their own tax advisors in such regard.

15.7	The Plan and any Option granted under the terms of the Plan shall be governed and interpreted according to the laws of the province of Québec and the federal laws of Canada applicable thereto.

15.8

Each Optionee agrees with the Corporation that this Plan and all agreements, notices, declarations and documents accessory to the Plan be drafted in English only. Chaque bénéficiaire consent avec la société à ce que ce Plan ainsi que toutes conventions, avis, déclarations et documents afférents au Plan soient rédigés en anglais seulement.